As filed with the Securities and Exchange Commission on October 28, 2020

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

INDEPENDENT BANK CORP.
(Exact name of registrant as specified in its charter)

Massachusetts	04-2870273
(State or other jurisdiction of incorporation or organization)	(IRS employer identification number)

Office Address: 2036 Washington Street, Hanover Massachusetts 02339
Mailing Address: 288 Union Street, Rockland, Massachusetts 02370
(781) 878-6100
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Independent Bank Corp. 2014 Dividend Reinvestment and Stock Purchase Plan
(Full title of the Plan)

Patricia M. Natale
Deputy General Counsel and Corporate Secretary
Independent Bank Corp.
288 Union Street
Rockland, Massachusetts 02370
(781) 982-6549
(Name, address, including zip code, and telephone number, including area code, of Agent for Service)

Copy to:
Ellen S. Knarr, Esq.
Day Pitney LLP
One Jefferson Road
Parsippany, NJ 07054
(973) 966-6300

Approximate date of commencement of proposed sale of the securities to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.		☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.

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If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

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If this Form is to be a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the registration statement of the earlier effective registration statement for the same offering.

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If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.

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If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.

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Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐	Smaller reporting company ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)		Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee (1)(3)
Common Stock, par value $0.01 per share	1,000,000	$53.835	$53,835,000	$5,873.40

(1)
This Registration Statement covers shares of common stock, par value $0.01 per share, of Independent Bank Corp. (“Common Stock”) that may be issued under the Independent Bank Corp. 2014 Dividend Reinvestment and Stock Purchase Plan. Independent Bank Corp. previously paid an aggregate registration fee of $8,836.39 in connection with the Registration Statement on Form S-3 filed and effective on October 31, 2017 (File No. 333-221227) (the “Prior Registration Statement”) relating to the registration of 1,000,000 shares of Common Stock, 865,869 of which were never sold or issued. Pursuant to Rule 457(p) under the Securities Act of 1933, as amended (the "Securities Act"), the $5,873.40 registration fee associated with this filing is being entirely offset by fees that remain available under the Prior Registration Statements.

(2)
Pursuant to Rule 416 under the Securities Act of 1933, there shall also be deemed registered hereby such additional number of shares of common stock of Independent Bank Corp. as may be issuable under the terms of the Plan to prevent dilution pursuant to future stock dividends, stock splits or similar transactions.

(3)
Estimated pursuant to Rule 457(c) under the Securities Act solely for the purpose of calculating the registration fee, based on the average of the high and low sales price per share of Independent Bank Corp. common stock on October 22, 2020, as reported on the Nasdaq Stock Market.

PROSPECTUS

INDEPENDENT BANK CORP.

2014 DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

1,000,000 shares of Common Stock, par value $0.01 per share

We are offering shares of our common stock through our 2014 Dividend Reinvestment and Stock Purchase Plan (the “Plan”). The Plan provides you with a convenient way to purchase shares of our common stock. Our common stock is traded on The Nasdaq Global Select Market under the ticker symbol “INDB.”

Some significant features of the plan are:

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You may participate in the Plan if you directly own our common stock. If you do not own any of our common stock, you can participate by enrolling and making a minimum initial investment of $500 in our common stock through the Plan.

•	You may purchase additional shares of our common stock by having some or all of your cash dividends reinvested in purchasing additional shares of our common stock.

•	You may also make additional optional cash purchases in our common stock of $50 to $10,000 per calendar month. In some instances we may permit greater optional cash investments.

•	Participation in the Plan is voluntary and you may withdraw from the Plan at any time.

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE “RISK FACTORS” ON PAGE 3 OF THIS PROSPECTUS AND THE RISK FACTORS THAT ARE INCORPORATED BY REFERENCE IN THIS PROSPECTUS FROM OUR ANNUAL REPORTS ON FORM 10-K AND QUARTERLY REPORTS ON FORM 10-Q, FOR INFORMATION THAT YOU SHOULD CONSIDER BEFORE PURCHASING THE SECURITIES OFFERED BY THIS PROSPECTUS.

Our principal executive offices are located at 2036 Washington Street, Hanover, Massachusetts 02339, and our telephone number at that address is (781) 878-6100.

Neither the Securities and Exchange Commission, nor any bank regulatory agency, nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense. The securities are not savings or deposit accounts and are not insured by the Federal Deposit Insurance Corporation any other governmental agency.

You should rely only on the information contained or incorporated by reference in this Prospectus or any supplement. We have not authorized anyone to provide you with different information. You should not assume that the information in this Prospectus or any supplement is accurate as of any date other than the date on the front of such documents. We are not making an offer to sell these securities or soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

The date of this Prospectus is October 28, 2020

SUMMARY OF THE PLAN

The following summary of our 2014 Dividend Reinvestment and Stock Purchase Plan may omit information that is important to you. You should carefully read the entire text of the Plan contained in this Prospectus before you decide to participate.

ENROLLMENT
If you currently own shares of our stock, you may participate in the Plan by submitting a completed Enrollment Form to the Plan administrator, Computershare Trust Company, N.A. (the “Administrator”). To request a form, call 1-800-426-5523. You may also enroll online at www.computershare.com/investor. You may participate directly in the Plan only if you own our stock in your own name. If you own your shares through a brokerage or other account, you must arrange to have your broker or other custodian participate on your behalf.

INITIAL INVESTMENT
If you do not own any shares of our common stock, you may participate in the Plan by making a minimum initial investment of $500 in common stock through the Plan by submitting an Initial Enrollment Form to the Administrator, a copy of which is available by calling 1-800-426-5523 or online at www.computershare.com/investor.

REINVESTMENT OF CASH DIVIDENDS AND DISTRIBUTIONS
You may elect to reinvest your cash dividends on some or all of your shares of our common stock to buy more shares of our common stock. If you elect to reinvest cash dividends we will sell you our stock at a discount of not more than five percent (5%). The current discount is equal to two and one-half percent (2.5%). However, Independent Bank Corp. reserves the right to change or eliminate any discount offered on shares of our common stock purchased with reinvested dividends at any time.

OPTIONAL CASH INVESTMENTS
After you enroll in the Plan, you may buy additional shares of common stock with a minimum investment of $50, up to a maximum of $10,000 in any one calendar month. If we approve a request for a waiver, then you may purchase more than $10,000 in one calendar month.

SOURCE OF SHARES
The Administrator will purchase shares of common stock in one of three ways:
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On the open market
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Through privately negotiated transactions, or
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Directly from us as newly issued shares of our common stock.

PURCHASE PRICE
The purchase price of shares of common stock acquired under the Plan depends on how you purchase shares and on whether the Administrator purchases them for Participants in the open market, in privately negotiated transactions, or directly from us.

OPEN MARKET OR PRIVATE PURCHASE
The purchase price of shares purchased by the Administrator from parties other than Independent Bank Corp., either on the open market or through privately negotiated transactions, rather than directly from us, will be the weighted average of the actual price paid by the Administrator for those shares, including any per share processing fees. Per share processing fees include any brokerage commissions incurred by the Administrator and that the Administrator is required to pay.

NEWLY ISSUED SHARES
The purchase price for newly issued shares of common stock that the Administrator purchases directly from us through the reinvestment of cash dividends and distributions will be the volume weighted average price of our common stock reported by The Nasdaq Global Select Market (“Nasdaq”) obtained from Bloomberg, LP, for the trading hours from 9:30 a.m. to 4:00 p.m., Eastern time on the applicable investment date, which for a regular quarterly dividend will generally be the dividend payment date. If our common stock does not trade on the investment date, the price will be the volume weighted average price for the first trading day immediately following the investment date. We will sell newly issued shares to Participants who choose to reinvest cash dividends and distributions at a discount of not more than five percent (5%). The current discount is equal to two and one-half percent (2.5%). However, Independent Bank Corp. reserves the right to change or eliminate any discount offered on shares of our common stock purchased with reinvested dividends at any time.

The purchase price for newly issued shares of common stock purchased directly from us with optional cash investments of at least $50 and up to $10,000 will be the volume weighted average price of our common stock on Nasdaq on the applicable investment date.  If our common stock does not trade on the investment date, the price will be the volume weighted average price for the first trading day immediately following the investment date.

The purchase price for newly issued shares of common stock purchased directly from us with optional cash investments in excess of $10,000 made through an approved Request for Waiver form will be the volume weighted average price of our common stock on Nasdaq for each specified investment date on which our common stock trades during the applicable pricing period, as further described in Question 13. In certain circumstances the pricing period may be extended (see Question 13). We may sell newly issued shares to Participants using optional cash investments pursuant to an approved Request for Waiver Form at a discount of not more than five percent (5%). Currently, there is no discount on optional cash investments.

TRACKING YOUR INVESTMENTS
You will receive periodic statements of the transactions made in your Plan account. These statements will provide you with details of your transactions and will indicate the share balance in your Plan account. You may also review your Plan account online at www.computershare.com/investor.

PLAN ADMINISTRATION
Computershare Trust Company, N.A. serves as the Plan administrator.
You should send all correspondence with the Administrator to:

Independent Bank Corp.
c/o Computershare Trust Company, N.A.
Dividend Reinvestment Dept.
P.O. Box 505000
Louisville, KY 40233-5000

In addition, you may speak to a representative of the Administrator by calling 1-800-426-5523.

ABOUT INDEPENDENT BANK CORP.
Independent Bank Corp. (Nasdaq: INDB) is a bank holding company which has Rockland Trust Company (“Rockland Trust”), a full-service community-oriented commercial bank serving Eastern Massachusetts, as well as Worcester County and Rhode Island, as its sole wholly-owned bank subsidiary.

ABOUT THIS PROSPECTUS

This Prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”), for offering and sale of securities under the Securities Act of 1933, as amended (the “Securities Act”). Under this process, we may, from time to time, sell any of the Securities described in this Prospectus in one or more offerings. We may also provide a prospectus supplement to add information to, or update or change information contained in, this Prospectus.

We have filed with the SEC a registration statement on Form S-3, of which this Prospectus is a part, under the Securities Act, with respect to the Securities. This Prospectus does not contain all of the information set forth in the registration statement, portions of which we have omitted as permitted by the rules and regulations of the SEC. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete. You should refer to the copy of each contract or document filed as an exhibit to the registration statement for a complete description.

You should read this Prospectus together with any additional information you may need to make your investment decision. You should also read and carefully consider the information in the documents we have referred you to in “Where You Can Find Additional Information” and “Incorporation of Certain Documents by Reference” below. Information incorporated by reference after the date of this Prospectus may add to, update or change information contained in this Prospectus. Any information in such subsequent filings that is inconsistent with this Prospectus will supersede the information in this Prospectus or any earlier prospectus supplement or document incorporated by reference.

As used in this Prospectus, unless the context otherwise requires, the terms “we,” “us,” “our,” the “Company,” “Independent Bank Corp.” and “Independent” mean, collectively, Independent Bank Corp. and its subsidiaries.

RISK FACTORS

You should carefully consider the risks described in the documents incorporated by reference in this Prospectus before making an investment decision. These risks are not the only ones facing our company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition or results of operations could be materially adversely affected by the materialization of any of these risks. The trading price of our Common Stock could decline due to the materialization of any of these risks, and you may lose all or part of your investment. This Prospectus and the documents incorporated herein by reference also contain forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described under the heading "Risk Factors" in the documents incorporated herein by reference, including without limitation, (i) our Annual Report on Form 10-K; (ii) our Quarterly Reports on Form 10-Q and (iii) the documents we file with the SEC after the date of this Prospectus and which are deemed incorporated by reference into this Prospectus.

WHERE YOU CAN FIND MORE INFORMATION

This Prospectus is part of a registration statement Independent Bank Corp. has filed with the SEC under the Securities Act with respect to the shares of common stock being offered by this Prospectus (the “Registration Statement”). The Registration Statement, including the attached exhibits and schedules, contains additional relevant information about Independent Bank Corp. and Independent Bank Corp.’s common stock. The SEC’s rules and regulations allow us to omit certain information included in the Registration Statement from this Prospectus.

In addition, Independent Bank Corp. files reports, proxy statements, and other information with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You may inspect reports, proxy statements, and other information that Independent Bank Corp .has filed electronically with the SEC at the SEC’s website at http://www.sec.gov.

Our SEC filings are also available on our website at http://www.rocklandtrust.com (within the investor relations tab). The information available on or through our website is not part of this Prospectus.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows companies to “incorporate by reference” information into this Prospectus. This means that Independent Bank Corp. can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this Prospectus, except for any information that is superseded by information that is included directly in this document.

This Prospectus incorporates by reference the documents listed below that Independent Bank Corp. has previously filed with the SEC only to the extent that the information contained therein is deemed “filed” for purposes of Section 18 of the Exchange Act. They contain important information about Independent Bank Corp. and its financial condition.

•	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed on February 27, 2020;

•	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed on May 7, 2020;

•	The Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, filed on August 6, 2020;

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The Company’s Current Reports on Form 8-K filed on January 22, 2020, March 19, 2020, May 21, 2020, June 18, 2020 and September 17, 2020 (unless stated otherwise in the applicable report, information furnished under Item 2.02 or 7.01 of our Current Reports on Form 8-K is not incorporated herein by reference);

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Portions of the Company’s definitive proxy statement on Schedule 14A for the 2020 annual meeting of shareholders, filed on April 3, 2020, that are incorporated by reference in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2019; and

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The description of the Company’s Common Stock included in its registration statement on Form 8-A filed with the SEC on January 21, 1986, including all amendments and reports updating such description, including Exhibit 4.11 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

In addition, all documents and reports filed by Independent Bank Corp. subsequent to the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all Securities offered have been sold or which deregisters all securities remaining unsold (other than reports or portions thereof furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC), shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Documents incorporated by reference are available from Independent Bank Corp. without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this Prospectus. You can obtain documents incorporated by reference in this Prospectus by requesting them in writing or by telephone from Independent Bank Corp. at the following address:

Independent Bank Corp.
Investor Relations Department
288 Union Street
Rockland, MA 02370
(781) 982-6737

CAUTIONARY NOTE ABOUT FORWARD-LOOKING STATEMENTS

This Prospectus and the documents incorporated herein by reference, and any accompanying prospectus supplement, contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, acquisitions, relationships, opportunities, taxation, technology, market conditions and economic expectations. These statements may be identified by forward-looking terminology such as “should,” “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate,” or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties and our actual results may differ materially from such forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, in addition to those risk factors listed under the “Risk Factors” section hereof and the “Risk Factors” section of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2019, include, but are not limited to:

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further weakening in the United States economy in general and the regional and local economies within the New England region and the Company’s market area, including future weakening caused by the Coronavirus ("COVID-19") pandemic;

•	the length and extent of economic contraction as a result of the COVID-19 pandemic;

•	unanticipated loan delinquencies, loss of collateral, decreased service revenues, and other potential negative effects on our business caused by severe weather, pandemics or other external events;

•	adverse changes or volatility in the local real estate market;

•	adverse changes in asset quality including an unanticipated credit deterioration in our loan portfolio including those related to one or more large commercial relationships;

•	acquisitions may not produce results at levels or within time frames originally anticipated and may result in unforeseen integration issues or impairment of goodwill and/or other intangibles;

•	additional regulatory oversight and additional costs associated with the Company's increase in assets to over $10 billion;

•	changes in trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System;

•	higher than expected tax expense, resulting from failure to comply with general tax laws, changes in tax laws, or failure to comply with requirements of the federal New Markets Tax Credit program;

•	changes in market interest rates for interest earning assets and/or interest bearing liabilities and changes related to the phase-out of LIBOR;

•	increased competition in the Company’s market area;

•
adverse weather, changes in climate, natural disasters, the emergence of widespread health emergencies or pandemics, including the magnitude and duration of the COVID-19 pandemic, other public health crises or man-made events could negatively affect our local economies or disrupt our operations, which would have an adverse effect on our business or results of operations;

•	a deterioration in the conditions of the securities markets;

•	a deterioration of the credit rating for U.S. long-term sovereign debt;

•	inability to adapt to changes in information technology, including changes to industry accepted delivery models driven by a migration to the internet as a means of service delivery;

•	electronic fraudulent activity within the financial services industry, especially in the commercial banking sector;

•	adverse changes in consumer spending and savings habits;

•	the effect of laws and regulations regarding the financial services industry

•	changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) generally applicable to the Company’s business;

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the Company's potential judgments, claims, damages, penalties, fines and reputational damage resulting from pending or future litigation and regulatory and government actions, including as a result of our participation in and execution of government programs related to the COVID-19 pandemic;

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changes in accounting policies, practices and standards, as may be adopted by the regulatory agencies as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board, and other accounting standard setters including, but not limited to , changes to how the Company accounts for credit losses;

•	cyber security attacks or intrusions that could adversely impact our businesses; and

•	other unexpected material adverse changes in operations or earnings.

Except as required by law, the Company disclaims any intent or obligation to update publicly any such forward-looking statements, whether in response to new information, future events or otherwise. Any public statements or disclosures by the Company following the date of this Prospectus (or the date of any document incorporated by reference herein) which modify or impact any of the forward-looking statements contained or incorporated by reference in this Prospectus will be deemed to modify or supersede such statements contained or incorporated by reference in this Prospectus.

DESCRIPTION OF THE PLAN

The following questions and answers state the terms of our 2014 Dividend Reinvestment and Stock Purchase Plan and explain how it works. If you are a shareholder and do not participate in the Plan, you will receive cash dividends and distributions in the normal manner, as and when we declare and pay them. In the Plan we refer to our current shareholders and new investors that participate in the Plan as “Participants.” Unless the context requires otherwise, all references to “our stock” and similar expressions in this Prospectus refer to the common stock of Independent Bank Corp.

PURPOSE

1.  What is the purpose of the Plan?

The primary purpose of the Plan is to provide Independent Bank Corp. shareholders with a convenient and economical method of investing cash dividends or making optional cash investments in additional shares of Independent Bank Corp. common stock, generally without payment of any processing fees or service fees in connection with such purchases. In addition, purchases of shares directly from Independent Bank Corp. pursuant to the Plan will provide Independent Bank Corp. with additional capital for general corporate purposes.

PARTICIPATION OPTIONS

2.  What options are available under the Plan?

If you are a registered holder or a beneficial owner of Independent Bank Corp. common stock and elect to participate in the Plan, you may have cash dividends on all or a portion of your shares automatically reinvested in Independent Bank Corp. common stock at a discount of not more than five percent (5%). The current discount is equal to two and one-half percent (2.5%) of the current market value. However, Independent Bank Corp. reserves the right to change or eliminate any discount offered on shares of our common stock purchased with reinvested dividends at any time. If you are a beneficial owner of Independent Bank Corp. stock, see Question 5 for a description of what you must do to participate in the Plan. Whether or not you currently own shares of our stock, if you wish, you may also make optional cash investments to purchase Independent Bank Corp. common stock, subject to a minimum investment of $50 per month and a maximum investment of $10,000 per month. Independent Bank Corp. may permit greater optional cash investments. See Question 13. You may make optional cash investments even if you do not elect to reinvest dividends on shares of common stock credited to your account under the Plan.

ADVANTAGES AND DISADVANTAGES

3.  What are the advantages and disadvantages of the Plan?

The primary advantages of the Plan are:

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You may have the cash dividends on all or a portion of your Independent Bank Corp. common stock automatically reinvested in additional shares of Independent Bank Corp. common stock at a discount of not more than five percent (5%), established in Independent Bank Corp.’s sole discretion. The current discount is equal to two and one-half percent (2.5%). However, Independent Bank Corp. reserves the right to change or eliminate any discount offered on shares of our common stock purchased with reinvested dividends at any time.

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You may invest in additional shares of Independent Bank Corp. common stock by making optional cash investments, subject to an individual minimum investment of $50 per month and an individual maximum investment of $10,000 per month.

☐
Optional cash investments in excess of $10,000 per month may be made with the permission of Independent Bank Corp. at a discount of not more than five percent (5%), established in Independent Bank Corp.’s sole discretion. Currently, there is no discount on optional cash investments.

☐	Generally, you pay no processing fees or service fees in connection with your purchases under the Plan. See Question 23.

☐
Your reinvested cash dividends and optional cash investments will be fully invested because the Plan provides for fractional shares to be credited to your account. Additionally, dividends on such fractional shares, as well as whole shares, will be automatically reinvested in additional shares and credited to your account.

☐	Periodic statements reflecting all current activity, including shares purchased and your latest Plan account balance, will simplify your recordkeeping.

The primary disadvantages of the Plan are:

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Because the date by which the Administrator must receive your optional cash investment is three business days prior to the Investment Date (as defined herein) for such investments, your investments may be exposed to changes in market conditions. See Question 12.

☐
The Purchase Price (as defined herein) for shares under the Plan may exceed the price of acquiring shares of Independent Bank Corp. common stock (including transaction costs) on the open market at any particular time on the related Investment Date. See Questions 9 and 11.

☐	No dividends or interest will be paid on funds held by the Administrator pending investment. See Question 12.

☐	If you request the Administrator to sell stock credited to your account, the price may decline during the period between your request for sale and the date your shares are sold.

☐	You may not pledge your shares of deposited stock in your account until you have withdrawn the shares you wish to pledge from the Plan.

ADMINISTRATION

4.  Who will administer the Plan?

The Plan will be administered by Computershare Trust Company, N.A., or such successor administrator as Independent Bank Corp. may designate (the “Administrator”). The Administrator acts as agent for Participants, keeps records of Participants’ accounts, sends regular account statements to Participants, and performs other duties relating to the Plan. Shares purchased for each Participant under the Plan will be recorded in uncertificated form in each Participant’s account by the Administrator. See Question 16. Computershare also serves as dividend disbursement agent, transfer agent, and registrar for Independent Bank Corp.’s common stock. Correspondence concerning the Plan should be sent to:

Computershare Trust Company, N.A.
Independent Bank Corp. 2014 Dividend Reinvestment and Stock Purchase Plan
P.O. Box 505000
Louisville, KY 40233-5000

Optional cash investments of checks should be mailed to:

Computershare Trust Company, N.A.
Computershare Investor Services
P.O. Box 6006
Carol Stream, Illinois 60197-6006

or, if using overnight courier service:

Computershare Trust Company, N.A.
462 South 4th Street
Suite 1600
Louisville, KY 40202

Please indicate Independent Bank Corp. and your account number in all correspondence.

For general questions about the Plan and the sale of Plan shares, you may contact Computershare at 1-800-426-5523 (inside the U.S. and Canada) or 1-781-575-2879 (outside the U.S. and Canada).

An automated phone system is available 24 hours a day, 7 days a week. Customer service representatives are available from 9:00 a.m. to 5:00 p.m. Eastern time each business day.

TDD: 1-800-368-0328. A telecommunications device for the hearing impaired is available.

Foreign language translation service for more than 140 languages is available.

Unless you are participating in the Plan through your bank, broker or nominee, you can obtain information about your Independent Bank Corp. account via the Internet on Computershare’s website at www.computershare.com/investor. Through the Investor Centre section of Computershare’s website, you can access your share balance, sell shares and obtain on-line forms and other information about your account. Messages sent via Computershare’s site on the Internet will be responded to promptly.

If you wish to contact the Company directly, you may write or call:

Independent Bank Corp.
Investor Relations Department
288 Union Street
Rockland, MA 02370
(781) 982-6737

PARTICIPATION

5.  Who is eligible to participate?

You may participate in the Plan if you qualify as either of the following: (a) you are a “registered holder,” i.e., a shareholder whose shares of Independent Bank Corp. common stock are registered in the stock transfer books of Independent Bank Corp. in your name or (b) you are a “beneficial owner,” a shareholder who has beneficial ownership of shares of Independent Bank Corp. common stock that are registered in a name other than your name (for example, in the name of a broker, bank or other nominee). Registered holders may participate in the Plan directly. If you are a beneficial owner, you must either become a registered holder by having such shares transferred into your own name or make arrangements with your broker, bank or other nominee to participate on your behalf. See below.

If you hold shares with a broker, you can participate by instructing the broker to reregister some or all of the shares into your name. Simply instruct your broker to move all or some of your shares electronically through the Direct Registration System from your brokerage account to a new book-entry account at Computershare. Please contact your broker for more information. Once your broker transfers your shares into your name electronically, your Direct Registration account is automatically set up and you can participate in the Plan. You may also instruct your broker to participate in the Plan on your behalf.

Your right to participate in the Plan is not transferable to another person apart from a transfer of your underlying shares of Independent Bank Corp. common stock. Independent Bank Corp. reserves the right to exclude from participation in the Plan persons who utilize the Plan to engage in short-term trading activities which cause aberrations in the trading volume of Independent Bank Corp. common stock.

Shareholders who reside in jurisdictions in which it is unlawful for Independent Bank Corp. to permit their participation are not eligible to participate in the Plan. In addition, we may decide for any reason or no reason at all, not to allow you to participate in the Plan. If you are eligible to participate in the Plan, you may not assign your right to participate to another person.

ENROLLMENT

6.  How do I enroll in the Plan and become a Participant?

Registered Holders

If you are a registered holder of Independent Bank Corp. common stock, you may enroll in the Plan and become a Participant by completing and signing an Enrollment Form and returning it to the Administrator at the address set forth in Question 4. If you have your shares registered in more than one name (i.e. joint tenants, trustees), all registered holders of such shares must sign the Enrollment Form exactly as their names appear on the account registration. An Enrollment Form may also be obtained at any time at your request to the Administrator at the same address.

Registered holders may also enroll in the Plan through the Internet by accessing their account at www.computershare.com/investor.

Beneficial Holders

If you are a beneficial owner of Independent Bank Corp. common stock, you must either become a registered holder by having such shares transferred into your own name or instruct your broker, bank or other nominee in whose name your shares are held to participate in the Plan on your behalf. Alternatively, you may enroll in the Plan in the same manner as someone who is not currently a shareholder (see below). See Question 5.

Non Holders

To invest by mail, simply fill out an Initial Enrollment Form, and enclose a check (minimum $500) made payable to "Computershare - Independent Bank Corp." for the value of your investment. The Initial Enrollment Form may also be downloaded from the Administrator's website www.computershare.com/investor and mailed to the Administrator. Alternatively, you may establish an automatic monthly deduction from your U.S. bank account for a minimum of $50 and continuing without interruption until the $500 minimum is met. Automatic deductions will continue indefinitely until you notify the Administrator in writing or through the Internet that the automatic deductions are to stop.

New investors may also make their initial share purchase (minimum $500) with a one-time debit from their U.S. bank account through the Administrator's website www.computershare.com/investor and by following the online instructions.

You may enroll in the Plan at any time. Once enrolled, you will remain enrolled without further action on your part until you discontinue your participation or until the Plan is terminated. See Question 19 regarding discontinuing dividend reinvestment under the Plan and Question 26 regarding termination of the Plan. However, if there is any subsequent change in the manner in which you beneficially own your shares, you should contact the Administrator for further instructions. If you wish to change your participation at any time, please contact the Administrator as described in Question 4.

7.  What does the Enrollment Form provide?

The Enrollment Form appoints the Administrator as your agent for purposes of the Plan. It also directs Independent Bank Corp. to pay dividends to the Administrator for purchase of additional shares of Independent Bank Corp. common stock as you elect from the three options shown on the Enrollment Form and explained below. You must place an “X” in the appropriate box to indicate your investment election. Under each of these options, you may make optional cash investments at any time. You may change your reinvestment election at any time by submitting a revised Enrollment Form to the Administrator or by accessing your account online at www.computershare.com/investor. If you return a properly executed Enrollment Form to the Administrator without electing an investment option, you will be enrolled as having selected Full Dividend Reinvestment. If you submit an Enrollment Form not properly completed or without the proper signatures your application will not be processed.

(1)  “Full Dividend Reinvestment”

This option directs the Administrator to reinvest, in accordance with the Plan, all cash dividends on all shares of Independent Bank Corp. common stock then or subsequently registered in your name and credited to your account.

(2)  “Partial Dividends Paid in Cash”

This option directs the Administrator to pay to you, in accordance with the Plan, cash dividends on the number of shares of Independent Bank Corp. common stock which you designate in the appropriate space on the Enrollment Form. Dividends paid on all other shares registered in your name and credited to your account will be reinvested in accordance with the Plan.

(3)  “All Dividends Paid in Cash (No Dividend Reinvestment)”

This option directs the Administrator to send you, in accordance with the Plan, cash dividends in the usual manner on all of your shares of Independent Bank Corp. common stock registered in your name and credited to your account, including shares subsequently purchased through optional cash investments.

8.  When will my participation in the Plan begin?

Participation as to dividend reinvestment will commence with the next dividend Investment Date (as defined below) after receipt of the Enrollment Form, provided it is received by the Administrator by the Record Date (as defined below) for such dividend Investment Date. If the Enrollment Form is received after such Record Date, participation as to dividend reinvestment will be delayed until the following dividend Investment Date.

Participation as to optional cash investments will commence with the next Investment Date after receipt of the authorization therefor and the funds to be invested. See Question 9 to determine the applicable Record Date for dividend reinvestments and the applicable Investment Dates for dividend reinvestments and optional cash investments.

PURCHASES

9.  When will shares be purchased under the Plan?

When there is a cash dividend declared by the Board of Directors, reinvested dividends under the Plan will be used to purchase shares of Independent Bank Corp. common stock beginning on the dividend payment date declared by the Board of Directors or if such day is not a Trading Day, the first Trading Day immediately following such date (in such case, the “Investment Date”). The “Record Date” for such dividend payments will be the record date declared by the Board of Directors. Optional cash investments of $10,000 or less will be invested monthly, beginning on the 20th of each month, or if such day is not a Trading Day, the first Trading Day following the 20th, or, in the case of shares of Independent Bank Corp. common stock purchased on the open market, as soon thereafter as determined by the Administrator (in each such case, the “Investment Date”).

If Independent Bank Corp. approves a Request for Waiver (as defined below) for an optional cash investment of more than $10,000, then such cash investment will be used to purchase shares of Independent Bank Corp. common stock on one or more dates and at a Purchase Price (as defined below) calculated as specified in the Request for Waiver (in each such case, an “Investment Date”), subject to any Threshold Price (as defined below) that Independent Bank Corp. may set. See Questions 11 and 13 for more information on Requests for Waiver, Purchase Price and Threshold Prices.

Cash dividend payment dates historically have occurred on or about the 10th day of each April, July, October and January. It is currently expected that the approximate past pattern with respect to timing of dividend payment dates generally will be followed in the future if the Board of Directors elects to declare cash dividends in a given quarter.

There can be no assurance as to the declaration or payment of dividends, and nothing contained in the Plan obligates Independent Bank Corp. to declare or pay any dividends. The Plan does not represent a change in Independent Bank Corp.’s dividend policy or a guarantee of future dividends, which will continue to be determined by the Board of Directors in its discretion based upon Independent Bank Corp.’s earnings, financial condition, and other factors.

10.  What is the source of shares to be purchased under the Plan?

All dividends reinvested through the Plan and all optional cash investments will be used to purchase newly issued shares directly from Independent Bank Corp., “treasury shares” held by Independent Bank Corp., shares through open market purchases, or a combination of the above, as determined by Independent Bank Corp. Newly issued shares purchased directly from Independent Bank Corp. will consist of authorized but unissued shares of Independent Bank Corp. common stock.

11.  At what price will shares be purchased?

All shares acquired directly from Independent Bank Corp. with reinvested dividends will generally be acquired at a discounted price to you (the “Dividend Purchase Price”) of not less than ninety-five percent (95%) of the volume weighted average price, computed up to four decimal places, if necessary, of Independent Bank Corp.’s common stock as reported on Nasdaq obtained from Bloomberg, LP, for the trading hours from 9:30 a.m. to 4:00 p.m., Eastern time on the Investment Date. The current discounted Dividend Purchase Price is equal to ninety-seven and one-half percent (97.5%) of the volume weighted average price. However, Independent Bank Corp. reserves the right to change or eliminate any discount offered on shares of our common stock purchased with reinvested dividends.

Optional cash investments of $10,000 or less will be acquired at a price to you (in such case, the “Purchase Price”) equal to the volume weighted average price, computed up to four decimal places, if necessary, of Independent Bank Corp.’s common stock as reported on Nasdaq on the Investment Date. See Question 9.

If Independent Bank Corp. grants the request to purchase shares pursuant to a Request for Waiver for optional cash investments of more than $10,000, as more fully described in Question 13, an investor may request that the Purchase Price be established over a “Pricing Period”, which will generally consist of one to 12 separate days during which Independent Bank Corp.’s common stock is quoted on Nasdaq during the applicable Pricing Period (each, a “Trading Day”) and which will be set forth in the Request for Waiver. Each of these separate days will be an “Investment Date” and an equal proportion of your optional cash investment will be invested on each Trading Day during such Pricing Period, subject to the qualifications set forth in Question 13. The Purchase Price for shares acquired on a particular date during the Pricing Period will be equal to the volume weighted average price, computed up to four decimal places, if necessary, of Independent Bank Corp.’s common stock on Nasdaq for each day during the Pricing Period. Shares purchased with optional cash investments of more than $10,000 pursuant to a Request for Waiver may be purchased at a discount from the Purchase Price and may be subject to a Threshold Price, as more fully described in Question 13.

All shares purchased under the Plan through open market purchases will be acquired as soon as practicable beginning on the Investment Date at a price (in such case, the “Purchase Price”) to you of the weighted average price, computed up to six decimal places, if necessary, paid by the Administrator for Independent Bank Corp. common stock purchased by the Plan through such open market purchases. Purchases on the open market will begin on the Investment Date and will be completed no later than 30 days from such date for reinvestment of dividends and 35 days from such date for optional cash investments, except where completion at a later date is necessary or advisable under any applicable federal securities laws. Such purchases may be made on any securities exchange where such shares are traded, in the over-the-counter market, or by negotiated transactions and may be subject to such terms with respect to price, delivery, etc. to which the Administrator may agree. Neither Independent Bank Corp. nor the Participant shall have any authority or power to direct the time or price at which shares may be purchased, or the selection of the broker or dealer through or from whom purchases are to be made.

While Independent Bank Corp. will pay all processing fees on shares purchased on the open market, for tax purposes, these fees will be considered as additional dividend income to you. See Question 20.

12.  How are optional cash investments made?

All registered holders who have submitted a signed Enrollment Form are eligible to make optional cash investments.

All optional cash investments made by check should be made payable to “Computershare- Independent Bank Corp.” (in U.S. dollars and drawn on a U.S. bank) and mailed to Computershare at the address listed in Question 4. Inquiries regarding other forms of payments and all other written inquiries should be addressed to the Administrator at the address listed in Question 4.

The Administrator will apply all optional cash investments which are received at least three business days prior to the relevant Investment Date to the purchase of shares of Independent Bank Corp. common stock on such Investment Date, or if shares are acquired on the open market, as soon as practicable on or after such Investment Date. The Administrator will not accept cash, traveler’s checks, money orders, or third party checks for optional cash investments.

Participants may also make optional cash investments by going to the Administrator’s website, www.computershare.com/investor, and authorizing a one-time online bank debit from an account at a U.S. bank or financial institution. You should refer to the online confirmation for the account debit date and investment date.

NO INTEREST WILL BE EARNED ON OPTIONAL CASH INVESTMENTS HELD PENDING INVESTMENT. IF YOU HAVE ANY QUESTIONS REGARDING THE INVESTMENT DATE, YOU SHOULD CONTACT THE ADMINISTRATOR AT THE ADDRESS OR PHONE NUMBER SET FORTH IN QUESTION 4.

You should be aware that since investments under the Plan are made as of specified dates, you lose any advantage that otherwise might be available from being able to select the timing of your investment. Neither the Company nor the Administrator can assure a profit or protect against a loss on shares of Independent Bank Corp. common stock purchased under the Plan.

Participants who are registered owners of Independent Bank Corp. common stock may also make automatic monthly investments of a specified amount (not less than $50 or more than $10,000 per month) by electronic funds transfer from a predesignated U.S. bank account. To initiate automatic monthly deductions, the Participant must complete and sign a Direct Debit Authorization form and return it to Computershare. Direct Debit Authorization forms may be obtained from Computershare. You may also initiate automatic monthly investments by accessing your account through the Internet at www.computershare.com/investor. Forms will be processed and become effective as promptly as practicable; however, you should allow four to six weeks for the first investment to be initiated using the automatic investment feature.

Once automatic monthly investment is initiated, funds will be drawn from the Participant’s designated bank account on the 15th of each month (or the next banking business day if the 15th is not a banking business day) for optional cash investments of $10,000 or less. Participants may change their automatic monthly investment by completing and submitting to Computershare a new Direct Debit Authorization form or by accessing their account through the Internet at www.computershare.com/investor. To be effective with respect to a particular Investment Date, however, the new instructions must be received by Computershare at least six business days prior to such Investment Date. Automatic deductions will continue indefinitely until you notify the Administrator in writing or through the Internet that the automatic deductions are to stop.

When corresponding with the Administrator, please be sure to include your daytime telephone number and area code.

In the event that any check, draft or electronic funds transfer a Participant may tender or order as payment to the Administrator to purchase Independent Bank Corp. common stock is dishonored, refused or returned, the Participant agrees that the purchased shares when credited to such Participant’s account may be sold, on the Administrator’s order without the Participant’s consent or approval, to satisfy the amount owing on the purchase. The “amount owing” will include the purchase price paid, any purchase and sale transaction fees, any per share processing fees and the Administrator’s returned check or failed electronic payment fee of $35.00. If the sale proceeds of purchased shares are insufficient to satisfy the amount owing, the Participant authorizes the Administrator to sell additional shares then credited to the Participant’s account as necessary to cover the amount owing, without further consent or authorization from the Participant. The Administrator may sell shares to cover an amount owing as a result of a Participant’s order in any manner consistent with applicable securities laws. Any sale for that purpose in a national securities market would be commercially reasonable. The Participant grants the Administrator a security interest in all shares credited to the Participant’s account, including securities subsequently acquired and held or tendered for deposit, for purposes of securing any amount owing as described in this paragraph.

13.  What limitations apply to optional cash investments?

Minimum/Maximum Limits.    Optional cash investments are subject to a $50 minimum per month, and Independent Bank Corp. reserves the right to refuse to accept any optional cash investment in excess of $10,000 per month from any Participant or any related or associated group of Participants. Optional cash investments of less than $50 and that portion of any optional cash investment which exceeds the $10,000 monthly purchase limit, unless such limit has been waived, are subject to return to the Participant, without interest. Independent Bank Corp. reserves the right to waive such limits on optional cash investments in its sole discretion.

Optional Cash Investments in Excess of $10,000.    Optional cash investments in excess of $10,000 per month may only be made pursuant to a written request for waiver (a “Request for Waiver”) approved by Independent Bank Corp. There is no pre-established maximum limit applicable to optional cash investments that may be made pursuant to approved Requests for Waiver. Independent Bank Corp. expects to consider Requests for Waiver from financial intermediaries, including brokers and dealers, and other Participants from time to time. It is solely within Independent Bank Corp.’s discretion as to whether any such approval in excess of the allowable maximum amounts will be granted. In deciding whether to approve such a request, Independent Bank Corp. will consider relevant factors including, but not limited to (a) whether it is then selling newly issued shares of common stock and/or treasury shares or acquiring shares for the Plan through open market purchases or privately negotiated transactions, (b) Independent Bank Corp.’s need for additional funds, (c) the attractiveness of obtaining such funds by the sale of common stock by comparison to other sources of funds, (d) the purchase price likely to apply to any sale of common stock, (e) the Participant submitting the request, including the extent and nature of such Participant’s prior participation in the Plan, and the number of shares of Independent Bank Corp. common stock held of record and/or beneficially by such Participant, and (f) the aggregate amount, if any, of optional cash investments in excess of the allowable maximum amounts for which requests have been submitted by all Participants.

Participants may ascertain whether we are accepting Requests for Waiver and certain other important information by calling (781) 982-6737, by visiting our website at www.rocklandtrust.com and by choosing Investor Relations under the “About Us” category, or by such other method as we shall establish from time to time. When Participants call this number or visit our website, we will inform Participants that:

•	we will not be accepting Requests for Waiver at that time; or

•
we will be accepting Requests for Waivers at that time. In that case, we will provide relevant information such as (i) whether a Threshold Price applies; (ii) whether we will offer a discount; (iii) the commencement of and/or length of a Pricing Period and whether the Pricing Period Extension Feature (as defined below) will apply; and (iv) such other information as we deem appropriate.

Request for Waiver.    To submit an optional cash payment in excess of $10,000 for any monthly period, a Participant must submit a written Request for Waiver, specifying the proposed investment amount(s), Pricing Period(s) and Investment Date(s) to which the Request for Waiver applies and calculation of the Purchase Price(s), no later than five (5) business days prior to the commencement of the specified Pricing Period(s).

To obtain a Request for Waiver form or information about optional cash investments pursuant to a Request for Waiver, please contact Independent Bank Corp. Investor Relations at (781) 982-6737. The Purchase Price will not be known until the purchase is completed. Participants should be aware that the price of Independent Bank Corp. common stock may fluctuate during the period between submission of a Request for Waiver, its receipt by the Administrator and the ultimate purchase of the common stock. Completed Requests for Waiver should be sent to Independent Bank Corp. in the manner requested in the Request for Waiver form.

We will notify the Participant as to whether the Request for Waiver has been granted or denied, either in whole or in part, within two business days of the receipt of the request. If Independent Bank Corp. approves your Request for Waiver, then you must send the Administrator your optional cash investment in good funds, by 2:00 p.m., Eastern Time, on or before the business day prior to the first day of the relevant Pricing Period described in the approved Request for Waiver. If the Request for Waiver is granted in part, we will advise the Participant of the maximum amount that will be accepted in connection with the purchase. If a response is not received in connection with the Request for Waiver, the Participant should assume that the request has been denied. If such requests are submitted for any monthly period for an aggregate amount in excess of the amount Independent Bank Corp. is willing to accept, Independent Bank Corp. may honor such requests in order of receipt, pro rata or by any other method which Independent Bank Corp., in its sole discretion, determines to be appropriate. Independent Bank Corp. may alter, amend, supplement or waive, in its sole discretion, the time periods and/or other parameters relating to optional cash purchases in excess of $10,000 made by one or more Participants in the Plan or new investors, at any time and from time to time, prior to the granting of any Request for Waiver.

The Plan may also be used by Independent Bank Corp. to raise additional capital through the sale each month of a portion of the shares available for issuance under the Plan to owners of shares (including brokers or dealers) who, in connection with any resales of such shares, may be deemed to be underwriters. These sales will be effected through Independent Bank Corp.’s ability to approve Requests for Waiver. To the extent shares are purchased from Independent Bank Corp. under the Plan, Independent Bank Corp. will receive additional funds for general corporate purposes. The Plan is intended for the benefit of investors in Independent Bank Corp. and not for individuals or investors who engage in transactions which may cause aberrations in the price or trading volume of Independent Bank Corp. common stock.

Independent Bank Corp. reserves the rights to modify, suspend or discontinue participation in the Plan by otherwise eligible holders or beneficial owners of Independent Bank Corp. common stock in order to eliminate practices which are not consistent with the purposes of the Plan.

Threshold Price.    Unless it waives its right to do so, Independent Bank Corp. may establish for any Investment Date a minimum price (the “Threshold Price”) for purchasing shares with optional cash investments made pursuant to written Requests for Waiver. Independent Bank Corp. will, at least five (5) business days prior to the commencement of the Pricing Period for an Investment Date, determine whether to establish a Threshold Price and, if a Threshold Price is established, its amount and so notify the Administrator. The determination whether to establish a Threshold Price and, if a Threshold Price is established, its amount, will be made by Independent Bank Corp. at its discretion after a review of current market conditions, the level of participation in the Plan, current and projected capital needs, and any other considerations deemed advisable.

The Threshold Price for optional cash investments made pursuant to written Requests for Waiver, if established for any Investment Date, will be a stated dollar amount that the volume weighted average price of Independent Bank Corp.’s common stock on Nasdaq obtained from Bloomberg, LP, for the trading hours from 9:30 a.m. to 4:00 p.m., Eastern time for each Trading Day of the relevant Pricing Period (not adjusted for discounts, if any) must equal or exceed. If the Threshold Price is not equaled or exceeded (which, for purposes of the Plan, means that the Threshold Price has not been “satisfied”) for a Trading Day in the Pricing Period, then that Trading Day and the trading prices for that day will be excluded from that Pricing Period and a pro rata portion of the Participant’s cash will be returned, without interest. Thus, for example, if an approved Request for Waiver specifies that the Pricing Period is one day (that is, the Investment Date) and the Threshold Price is not satisfied on that day, then no investment will be made and the Participant’s cash will be returned in full. Likewise, if the Threshold Price is not satisfied for two of the five Trading Days in a particular Pricing Period, then the Purchase Price will only be calculated for each of the remaining three Trading Days when the Threshold Price is satisfied and the two Trading Days when the Threshold Price is not satisfied will be excluded. In such case, for each Trading Day on which the Threshold Price is not satisfied, one-fifth of the optional cash investment made by a Participant pursuant to a Request for Waiver would be returned to such Participant, without interest, as soon as practicable after the applicable Investment Date. Similarly, a pro rata portion of the Participant’s cash will be returned if there are fewer Trading Days prior to the Investment Date than are specified as the Pricing Period in the Request for Waiver or if no trades in Independent Bank Corp. common stock are reported on Nasdaq for a Trading Day during the Pricing Period due to a market disruption or for any other reason.

We may elect to activate for any particular Pricing Period the “Pricing Period Extension Feature,” which will provide that the initial Pricing Period will be extended by the number of days during such period that the Threshold Price is not satisfied, or on which there are no trades of our common stock reported on Nasdaq, subject to a maximum of five Trading Days. If we elect to activate the Pricing Period Extension Feature, and the Threshold Price is satisfied for any additional day that has been added to the initial Pricing Period, then that day shall be included as one of the Trading Days for the Pricing Period in lieu of the day on which the Threshold Price was not met or trades of our common stock were not reported. For example, if the determined Pricing Period is ten days, and the Threshold Price is not satisfied for three out of the ten days, and we had previously announced at the time of the Request for Waiver acceptance that the Pricing Period Extension Feature was activated, then the Pricing Period will be automatically extended, and if the Threshold Price is satisfied on the next three Trading Days, then those three days will be included in the Pricing Period in lieu of the three days on which the Threshold Price was not met. As a result, because there were ten Trading Days of the initial and extended Pricing Period on which the Threshold Price was satisfied, all the cash investment will be invested, rather than having 30% returned.

The Threshold Price concept, Pricing Period Extension Feature, and return procedure discussed above apply only to optional cash investments made pursuant to written Requests for Waiver. Setting a Threshold Price for an Investment Date shall not affect the setting of a Threshold Price for any subsequent Investment Date.

For any particular Investment Date, Independent Bank Corp. may waive its right to set a Threshold Price for optional cash investments that exceed $10,000. Neither Independent Bank Corp. nor the Administrator shall be required to provide any written notice to Participants as to the Threshold Price for any Investment Date.

Waiver Discount.    At least five (5) business days prior to the commencement of each Pricing Period, Independent Bank Corp. may, in its sole discretion, establish a discount from the Purchase Price applicable to optional cash investments made pursuant to written Requests for Waiver. Such discount (the “Waiver Discount”) will be no greater than five percent (5%) of the Purchase Price and may vary for each Investment Date, but once established will apply uniformly to the full amount of all optional cash investments made pursuant to Requests for Waiver for that Investment Date. Currently, there is no Waiver Discount. The Waiver Discount will be established in Independent Bank Corp.’s sole discretion after a review of current market conditions, the level of participation in the Plan, and current and projected capital needs. Setting a Waiver Discount for a particular Investment Date shall not affect the setting of a Waiver Discount for any subsequent Investment Date. The Waiver Discount feature discussed above applies only to optional cash investments made pursuant to written Requests for Waiver and does not apply to the reinvestment of cash dividends or optional cash investments of $10,000 or less.

14.  Under what circumstances will optional cash investments be returned?

Optional cash investments of less than $50 and that portion of any optional cash investment which exceeds the allowable maximum amount (unless the subject of a Request for Waiver that has been granted by Independent Bank Corp.) will be returned promptly without interest. See Question 13 regarding the minimum/maximum monthly purchase limits and the return of payments if those limits are not satisfied. In addition, the portion of any optional cash investments in excess of $10,000 pursuant to Requests for Waiver will be returned following any Investment Date on which the Threshold Price is not satisfied. See Question 13 regarding the Threshold Price and the return of such investments.

15.  What if I have more than one account?

For the purpose of the limitations discussed in Question 13, Independent Bank Corp. may aggregate all reinvestment dividends and optional cash investments for Participants with more than one account using the same Social Security or Taxpayer Identification Number. Participants unable to supply a Social Security or Taxpayer Identification Number may be limited by Independent Bank Corp. to only one account.

Also for the purpose of such limitations, all accounts which Independent Bank Corp. believes to be under common control or management or to have common ultimate beneficial ownership may be aggregated. Unless Independent Bank Corp. has determined that reinvestment of dividends and optional cash investments for each such account would be consistent with the purposes of the Plan, Independent Bank Corp. will have the right to aggregate all such accounts and to return, without interest, within 30 days of receipt, any amounts in excess of the investment limitations applicable to a single account received in respect of all such accounts. See Question 13.

CERTIFICATES

16.  Will certificates be issued for share purchases?

All shares purchased on behalf of a Participant through the Plan will be recorded in uncertificated form in each Participant’s account.

SALE OF SHARES

17.  Can I sell shares credited to my account?

You can sell some or all of the shares held in your Plan account by contacting the Administrator. You have four choices when making a sale, depending on how you submit your sale request, as follows:

•
Market Order: A market order is a request to sell shares promptly at the current market price. Market order sales are only available at www.computershare.com/investor through Investor Centre or by calling the Administrator directly at 1-800-426-5523. Market order sale requests received at www.computershare.com/investor through Investor Centre or by telephone will be placed promptly upon receipt during market hours (normally 9:30 a.m. to 4:00 p.m. Eastern Time). Any orders received after 4:00 p.m. Eastern time will be placed promptly on the next day the market is open. Depending on the number of shares being sold and current trading volume in the shares, a market order may only be partially filled or not filled at all on the trading day in which it is placed, in which case the order, or remainder of the order, as applicable, will be cancelled at the end of such day. To determine if your shares were sold, you should check your account online at www.computershare.com/investor through Investor Centre or call the Administrator directly at 1-800-426-5523. If your market order sale was not filled and you still want the shares sold, you will need to re-enter the sale request. The price shall be the market price of the sale obtained by the Administrator's broker, less a service fee of $25 and a processing fee of $0.12 per share sold.

•
Batch Order: A batch order is an accumulation of all sale requests for a security submitted together as a collective request. Batch orders are submitted on each market day, assuming there are sale requests to be processed. Sale instructions for batch orders received by the Administrator will be processed no later than five business days after the date on which the order is received (except where deferral is required under applicable federal or state laws or regulations), assuming the applicable market is open for trading and sufficient market liquidity exists. All sales requests received in writing will be submitted as batch order sales. The Administrator will cause your shares to be sold on the open market within five business days of receipt of your request. To maximize cost savings for batch order sales requests, the Administrator may combine each selling Participant's shares with those of other selling Participants. In every case of a batch order sale, the price to each selling Participant shall be the weighted average price obtained by the Administrator's broker for each aggregate order placed by the Administrator and executed by the broker, less a service fee of $15 and a processing fee of $0.12 per share sold. Proceeds are normally paid by check, which are distributed within 24 hours after your sale transaction has settled.

•
Day Limit Order: A day limit order is an order to sell securities when and if they reach a specific trading price on a specific day. The order is automatically cancelled if the price is not met by the end of that day (or, for orders placed after-market hours, the next day the market is open). Depending on the number of securities being sold and the current trading volume in the securities, such an order may only be partially filled, in which case the remainder of the order will be cancelled. The order may be cancelled by the applicable stock exchange, by the Administrator at its sole discretion or, if the Administrator’s broker has not filled the order, at your request made online at www.computershare.com/investor through Investor Centre or by calling the Administrator directly at 1-800-426-5523. Each day limit order sale will incur a service fee of $25 and a processing fee of $0.12 per share sold.

•
Good-'Til-Cancelled (“GTC”) Limit Order: A GTC limit order is an order to sell securities when and if the securities reach a specific trading price at any time while the order remains open (generally up to 30 days). Depending on the number of securities being sold and current trading volume in the securities, sales may be executed in multiple transactions and over more than one day. If an order trades for more than one day during which the market is open, a separate fee will be charged for each such day. The order (or any unexecuted portion thereof) is automatically cancelled if the trading price is not met by the end of the order period. The order may be cancelled by the applicable stock exchange, by the Administrator at its sole discretion or, if the Administrator’s broker has not filled the order, at your request made online at www.computershare.com/investor through Investor Centre or by calling the Administrator directly at 1-800-426-5523. Each GTC limit order sale will incur a service fee of $25 and a processing fee of $0.12 per share sold.

Per share processing fees include any applicable brokerage commissions the Administrator is required to pay. Any fractional share will be rounded up to a whole share for purposes of calculating the per share processing fee. The Administrator may, for various reasons, require a sales request to be submitted in writing. Please contact the Administrator to determine if there are any limitations applicable to your particular sale request. An additional fee of $15 will be charged if the assistance of a Customer Service Representative is required when selling shares. Proceeds are normally paid by check, which are distributed within 24 hours after your sale transaction has settled.

You should be aware that the price of Independent Bank Corp. common stock may rise or fall during the period between a request for sale, its receipt by Computershare, and the ultimate sale on the open market. Instructions for a market order or a batch sale are binding and may not be rescinded.

If you elect to sell shares online at www.computershare.com/investor through the Investor Centre, you may utilize the Administrator’s international currency exchange service to convert your sale proceeds to your local currency prior to being sent to you. Receiving your sales proceeds in a local currency and having your check drawn on a local bank avoids the time consuming and costly “collection” process required for cashing U.S. dollar checks. This service is subject to additional terms and conditions and fees, which you must agree to online.

The Administrator reserves the right to decline to process a sale if it determines, in its sole discretion, that supporting legal documentation is required. In addition, no one will have any authority or power to direct the time or price at which shares for the Plan are sold, and no one, other than the Administrator, will select the broker(s) or dealer(s) through or from whom sales are to be made.

REPORTS

18.  What reports will be sent to me if I participate in the Plan?

Unless you are participating in the Plan through your broker, bank or nominee, you will receive from the Administrator a detailed statement of your account following each dividend reinvestment and account transaction. These detailed statements will show total cash dividends received, total optional cash investments received, total shares purchased (including fractional shares), price paid per share, and total shares credited to your account. The statement will also include specific cost basis information in accordance with applicable law. These statements should be retained by you to determine your tax cost basis for shares purchased. See Question 20. If you are participating in the Plan through your broker, bank or other nominee, you should contact such party regarding a statement of your interests in the Plan.

WITHDRAWAL

19.  How may I discontinue dividend reinvestment?

You may discontinue reinvestment of cash dividends under the Plan at any time by telephone or written notice to the Administrator or by accessing your account through the Internet at www.computershare.com/investor. If a notice to discontinue is received by the Administrator near the Record Date for a dividend payment, the Administrator, in its sole discretion, may either pay such dividend in cash or reinvest it in shares on behalf of the discontinuing Participant. If such dividend is reinvested, the Administrator may sell the shares purchased and remit the proceeds to the Participant, less any processing fee, any service fee and any applicable taxes. After processing your request to discontinue dividend reinvestment, any shares credited to your Plan account will continue to be held in your account and dividends will be paid to you in cash.

TAXES

20.  What are the federal income tax consequences of participating in the Plan?

The following is a summary of certain U.S. federal income tax consequences regarding the Plan. This summary is based on current law and may be affected by future legislation, Internal Revenue Service rulings and other administrative pronouncements, income tax regulations, and court decisions. This discussion does not purport to deal with all aspects of taxation that may be relevant to you in light of your circumstances, or if you are a type of investor who is subject to special treatment under U.S. federal income tax law (including, without limitation, insurance companies, partnerships, tax-exempt organizations, financial institutions, broker dealers, foreign corporations and persons who are not citizens or residents of the United States). You should consult with your own tax advisor regarding the specific tax consequences (including the federal, state, local, foreign and other tax consequences) of participating in the Plan, and of potential changes in applicable tax laws.

In general, the amount of cash dividends paid by Independent Bank Corp. will be includable in your income even though reinvested under the Plan. When your dividends are reinvested to acquire shares (including any fractional share) directly from us, you will be treated as having received on the dividend payment date a taxable dividend in an amount equal to the fair market value of our common stock purchased for your account under the Plan. The value of any discount that is provided on shares acquired will be treated as additional dividend income. When your dividends are reinvested to acquire shares (including any fractional share) purchased in market transactions, you will be treated as having received a taxable dividend in an amount equal to the fair market value of our common stock purchased with the cash dividends, plus the amount of any per share processing fees paid by us in connection with those purchases. You should be aware that, when we pay per share processing fees on your behalf for shares purchased in market transactions, and when the shares that are purchased on your behalf are provided at a discount, then the taxable income recognized by you as a participant in the Plan will be greater than the taxable income that would have resulted solely from the receipt of the dividend in cash. Per share processing fees include any applicable brokerage commissions the Administrator is required to pay.

If you make optional cash investments that are subject to a discount, you may be treated as having received an additional dividend distribution equal to the excess, if any, of the fair market value of the shares acquired on the Investment Date over the amount of your optional investment. Participants who make optional cash investments to purchase Independent Bank Corp. common stock subject to a discount should consult with their own tax advisors regarding the consequences of the investment.

We will report to you for tax purposes the dividends to be credited to your account, any discounts provided with respect to stock purchased, as well as brokerage costs incurred by us on your behalf. Such information will also be furnished to the Internal Revenue Service to the extent required by law.

The tax basis of shares acquired through the reinvestment of dividends pursuant to the Plan will generally equal the amount of distributions you are treated as receiving, as described above. The tax basis of shares purchased with optional investments will be equal to the amount of those investments increased by the amount of any additional dividend that you are treated as having received as a result of a discount. The tax basis of shares purchased in the open market to satisfy Plan requirements will be increased by the amount of any brokerage fees incurred by the Plan on your behalf. The holding period for shares acquired under the Plan (including any fractional share) generally will begin on the date after the date on which the shares are purchased and credited to your Plan account, regardless of the source of purchase. Consequently, shares of our common stock acquired at different times will have different holding periods.

Upon the sale of either a portion or all of your shares from the Plan, you may recognize a capital gain or loss based on the difference between the sales proceeds and the tax basis in the shares sold, including any fractional share. Such capital gain or loss will be long-term capital gain or loss if your holding period for your shares or fractional share exceeded the Internal Revenue Code’s applicable period (currently one year) at the time of disposition.

When you sell all or a portion of your shares in the Plan, we will be required to report to you and the Internal Revenue Service the basis and holding period of those shares on IRS Form 1099-B. If you would like to use a method other than the default method that we have adopted for such shares, you will need to contact the Administrator to make a written election for the methodology to apply to your shares held in the Plan.  Once you sell your shares, the method used to calculate your adjusted basis and any gains or losses with respect to such shares cannot be changed. Therefore, it is important to consider the tax implications before you request a sale.

The Administrator may be required to withhold from dividends paid the appropriate amount determined in accordance with Internal Revenue Code and applicable Treasury Regulations. Participants may be subject to certain backup withholding on reinvested dividends, unless the Participant provides us or the Administrator with a correct taxpayer identification number and otherwise complies with applicable certification requirements (e.g., completing an IRS Form W-9 or other applicable IRS form which can be obtained from the Administrator) and we have not been informed by the Internal Revenue Service that the Participant is subject to backup withholding. If you are subject to withholding taxes, we will withhold the required taxes from the gross dividends. In that instance, the dividends received by you, or dividends reinvested on your behalf, will be net of the required tax withholding.

OTHER PROVISIONS

21.  What happens if I sell or transfer shares of stock or acquire additional shares of stock?

If you have elected the “Full Dividend Reinvestment” option under the Plan and subsequently sell or transfer all or any part of the shares registered in your name, automatic reinvestment will continue as long as there are shares registered in your name or until discontinuation of dividend reinvestment. Similarly, if you have elected the “Full Dividend Reinvestment” option under the Plan and subsequently acquire additional shares, dividends paid on such shares will automatically be reinvested until discontinuation of dividend reinvestment. If you have elected the “Partial Dividends Paid in Cash” option and subsequently acquire additional shares, dividends paid on such shares will be automatically reinvested under the Plan. See Question 7.

22.  How will my shares be voted?

In connection with the exercise of shareholder voting rights, you will receive a proxy card representing any shares you hold and/or any full shares credited to your account. All such shares will be voted as designated by you on the proxy card. If you do not vote by proxy or in person, then your shares will not be voted.

23.  Who pays the expenses of the Plan?

There are no processing fees or service fees on newly issued shares or treasury shares purchased from Independent Bank Corp. for your account. Processing fees include the applicable brokerage commissions that the Administrator is required to pay. Processing fees on shares purchased on the open market for your account will be paid by Independent Bank Corp. and, for tax purposes, these fees will be considered as additional dividend income to you. Per share processing fees include any applicable brokerage commissions the Administrator is required to pay. All costs of administering the Plan will be paid by Independent Bank Corp. If you elect to sell shares credited to your account, you will incur a service fee and a processing fee. See Question 17 for details.

24.  What are the responsibilities of Independent Bank Corp. or the Administrator under the Plan?

Neither Independent Bank Corp. nor the Administrator will be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claims of liability arising out of a failure to cease dividend reinvestment for your account upon your death or adjudicated incompetence prior to the receipt of notice in writing of such death or adjudicated incompetence, the prices at which shares are purchased or sold for your account, the times when purchases or sales are made or fluctuations in the market value of Independent Bank Corp.’s common stock. In no event shall Independent Bank Corp., the Administrator or their agents have any liability as to any inability to purchase shares or as to the timing of any purchase. Neither Independent Bank Corp. nor the Administrator has any duties, responsibilities or liabilities except those expressly set forth in the Plan. The Plan does not limit your right to sue under the Securities Act or the Exchange Act.

YOU SHOULD RECOGNIZE THAT INDEPENDENT BANK CORP. CANNOT ASSURE A PROFIT OR PROTECT AGAINST A LOSS ON SHARES YOU PURCHASED UNDER THE PLAN.

25.  What happens if Independent Bank Corp. issues a stock dividend or declares a stock split?

Any common stock distributed by Independent Bank Corp. as a result of a stock dividend or a stock split on your shares will be credited to your account.

26.  May the Plan be changed or terminated?

While the Plan is intended to continue indefinitely, Independent Bank Corp. reserves the right to amend, modify, suspend or terminate the Plan at any time. You will be notified in writing of any modifications made to the Plan. Changes or termination of the Plan will not affect your rights as a shareholder in any way and any shares owned will continue to be credited to your account unless specifically requested otherwise.

PLAN OF DISTRIBUTION

As stated elsewhere in this Prospectus, you will not pay any fees for securities purchased on the open market or otherwise under the Plan. Instead, we will pay these fees to the Administrator. Certain fees apply to Participants in the Plan, which are set forth in Question 23.

Persons who acquire shares of our common stock through the Plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances may be participating in a distribution of securities that would require compliance with Regulation M under the Exchange Act and may be considered to be underwriters within the meaning of the Securities Act. We will not extend to any such person any rights or privileges other than those to which he, she or it would be entitled as a Participant, nor will we enter into any agreement with any such person regarding the resale or distribution by any such person of the shares of our common stock so purchased.

USE OF PROCEEDS

Except as otherwise described in this Prospectus, we intend to use the net proceeds from the sale of our securities for general corporate purposes in the ordinary course of our business, including the reduction of short-term debt, possible acquisitions, investments in, or extensions of credit to, our subsidiaries and investments in securities.

We may temporarily invest any funds not required immediately for purposes described above in short-term marketable securities. Based upon our historical and anticipated future growth and our financial needs, we may engage in additional financings (in addition to our funding activities in the ordinary course of business) of a character and amount to be determined as the need arises. For current information, look at our current filings with the SEC. See “Where You Can Find More Information.”

DESCRIPTION OF COMMON STOCK

Independent Bank Corp. is authorized to issue 75,000,000 shares of common stock, par value $0.01 per share. As of October 22, 2020, 32,964,621 shares of Independent Bank Corp. common stock were issued. The common stock is traded on Nasdaq under the ticker symbol “INDB.” All outstanding shares of common stock are and will be fully paid and non-assessable.

Anti-Takeover Effects under Our Articles of Organization, Bylaws and Massachusetts Law
The articles of organization and bylaws of Independent Bank Corp. contain a number of provisions that may have the effect of discouraging or delaying attempts to gain control of Independent Bank Corp., including provisions:

•	classifying Independent Bank Corp.’s board of directors into three classes to serve for three years, with one class being elected annually;

•	authorizing Independent Bank Corp.’s board of directors to fix the size of Independent Bank Corp.’s board of directors;

•	limiting removal of directors by a majority of shareholders to removal for cause; and

•	increasing the amount of stock required to be held by shareholders seeking to call a special meeting of shareholders above the minimum established by statute.

Massachusetts has adopted a “business combination” statute (Chapter 110F of the Massachusetts Business Corporation Law) that may also have additional anti-takeover effects to provisions in Independent Bank Corp.’s articles of organization and bylaws. Massachusetts has also adopted a “control share” statute (Chapter 110D of the Massachusetts Business Corporation Law), the provisions of which Independent Bank Corp. has provided in its bylaws shall not apply to “control share acquisitions” of Independent Bank Corp. within the meaning of said Chapter 110D.

CERTAIN LEGAL MATTERS

Day Pitney LLP will pass upon certain legal matters in connection with the securities. Day Pitney LLP has from time to time acted as counsel for us and our subsidiaries and affiliates and may do so in the future.

EXPERTS

The consolidated financial statements of Independent Bank Corp. appearing in Independent Bank Corp.'s Annual Report (Form 10-K) for the year ended December 31, 2019, and the effectiveness of Independent Bank Corp.'s internal control over financial reporting as of December 31, 2019 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

2014 DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

INDEPENDENT BANK CORP.

1,000,000 Shares
Common Stock,
Par Value $0.01 Per Share

PROSPECTUS

Dated: October 28, 2020

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the expenses expected to be incurred in connection with the registration of the securities described in this Registration Statement. All of the amounts shown are estimates with the exception of the SEC registration fee.

SEC Registration Fee	$5,873.40
Legal fees and expenses	15,000.00
Accounting fees and expenses	17,500.00
Printing and engraving expenses	720.00
Total Expenses	$39,093.40

Item 15. Indemnification of Directors and Officers

Independent is a Massachusetts corporation. Massachusetts General Laws Chapter 156D, Part 8, Subdivision E, provides that a corporation may, subject to certain limitations, indemnify its directors, officers, employees and other agents, and individuals serving with respect to any employee benefit plan, and must, in certain cases, indemnify a director or officer for his reasonable costs if he is wholly successful in his defense in a proceeding to which he was a party because he was a director or officer of the corporation. In certain circumstances, a court may order a corporation to indemnify its officers or directors or advance their expenses. Chapter 156D, Section 8.58 allows a corporation to limit or expand its obligation to indemnify its directors, officers, employees and agents in the corporation’s articles of organization, a bylaw adopted by the stockholders, or a contract adopted by its board of directors or stockholders. Section 18(k) of the Federal Deposit Insurance Act permits a corporation governed thereby to prohibit or limit indemnification payments and to prescribe the factors to be taken into account in so doing.

Both Chapter 156D, Section 8.57 and Independent’s articles of organization provide that the corporation may purchase and maintain insurance against liability incurred by an officer or director in his capacity as officer or director or while serving at Independent’s request as a director, officer, partner, trustee, employee, or agent of another domestic or foreign corporation, partnership, joint venture, trust, employee benefit plan, or other entity, or arising out of his status as such. Independent currently maintains directors’ and officers’ liability insurance, which insures the officers and directors of Independent from any claim arising out of an alleged wrongful act by such person in their respective capacities as officers and directors of Independent.

Under Independent’s articles of organization and its bylaws, to the fullest extent permitted by applicable law, including Chapter 156D and section 18(k) of the Federal Deposit Insurance Act and the regulations promulgated thereunder, a director or officer of Independent shall be indemnified by Independent against all liabilities that are incurred or suffered by him or her or on his or her behalf in connection with any threatened, pending, or completed action, suit, arbitration, alternate dispute resolution mechanism, inquiry, investigation, administrative hearing or any other proceeding, whether civil, criminal, administrative, arbitrative or investigative or any claim, issue or matter therein, which proceeding such director or officer is, or is threatened to be made, a party to or participant in by reason of such director’s or officer’s status as a director or officer or service at the request or direction of Independent as a director, partner, trustee, officer, employee or agent of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, but only if:

(i)    (A) the director or officer conducted himself or herself in good faith; and

(B) he or she reasonably believed that his or her conduct was in the best interests of Independent or that his or her conduct was at least not opposed to the best interests of Independent; and

(C) in the case of any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful; or

(ii) the director or officer engaged in conduct that: (a) was not a breach of the director’s or officer’s duty of loyalty to Independent or its stockholders, (b) was in good faith and did not involve intentional misconduct or a knowing violation of law, (c) did not result in an improper distribution under Section 6.40 of Chapter 156D of the Massachusetts General Laws,

(d) was not a transaction from which the director or officer derived an improper personal benefit, or (e) was at least not opposed to the best interests of Independent, if the conduct was with respect to an employee benefit plan, for a purpose he or she reasonably believed to be in the interests of the participants in, and the beneficiaries of, the plan. Independent may not indemnify a director or officer unless ordered to do so by a court if his or her conduct did not satisfy the standards set forth in (i) or (ii) above.

The determination of whether the relevant standard of conduct have been met shall be made: (a) if there are two or more disinterested directors, by the board of directors by a majority vote of all the disinterested directors or by a majority of the members of a committee of two or more disinterested directors appointed by vote; (b) by special legal counsel selected by a majority vote of all the disinterested directors or by a majority of the members of a committee of two or more disinterested directors appointed by vote; (c) if there are fewer than two disinterested directors, selected by the board of directors, in which selection directors who do not qualify as disinterested directors may participate; or (d) by the stockholders (but shares owned by or voted under the control of a disinterested director may not be voted on the determination).

Independent is not obligated under its articles of organization to indemnify or advance expenses to a director or officer of a predecessor of Independent, pertaining to conduct with respect to the predecessor, unless otherwise specifically provided.

Independent’s articles provide that no amendment or repeal of the indemnification provision of its bylaws or of the relevant provisions of Chapter 156D shall affect or diminish the rights of any indemnified person to indemnification with respect to any action or proceeding arising out of or relating to any actions occurring prior to the final adoption of the amendment or repeal. Independent’s articles of organization provide that no amendment or repeal of the provision limiting the liability of directors shall adversely affect the rights and protections afforded to directors of Independent for acts or omissions occurring prior to the amendment or repeal.

The articles also provide that if the Massachusetts Business Corporation Act is subsequently amended to increase the scope of permitted indemnification, indemnification under the articles shall be provided to the full extent permitted or required by the amendment.

Item 16.    Exhibits

Exhibit Number

3.1	Restated Articles of Organization of Independent Bank Corp. (filed as Exhibit 3.2 to our Current Report on Form 8-K filed with the SEC on July 20, 2015). †

3.2	Amended and Restated By-laws of Independent Bank Corp. (filed as Exhibit 3.1 to our Current Report on Form 8-K filed with the SEC on October 23, 2017). †

5.1	Opinion of Day Pitney LLP as to the legality of the shares being registered.

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Day Pitney LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included in signature page).
†    Previously filed and incorporated by reference.

Item 17.     Undertakings

The undersigned Registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that (i), (ii) and (iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.
(2)    That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;
(4)    That, for the purpose of determining liability under the Securities Act to any purchaser:
(i)    Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the Registration Statement as of the date the filed prospectus was deemed part of and included in the Registration Statement; and
(ii)     Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a Registration Statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the Registration Statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the Registrant and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the Registration Statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;
provided, however, that no statement made in a Registration Statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such effective date.
(5)    That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertake that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)    Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)     Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;
(iii)    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and
(iv)     Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(6)     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 15 hereof, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Hanover, Commonwealth of Massachusetts, on October 28, 2020.

INDEPENDENT BANK CORP.
By: /s/ Patricia M. Natale Patricia M. Natale Deputy General Counsel and Corporate Secretary

POWER OF ATTORNEY
Each person whose signature appears below constitutes and appoints Edward H. Seksay and Patricia M. Natale his or her true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the Registration Statement on Form S-3, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Christopher Oddleifson	Director, Chief Executive Officer and President	October 28, 2020
Christopher Oddleifson	(Principal Executive Officer)

/s/ Donna L. Abelli	Director and Chairman of the Board	October 28, 2020
Donna L. Abelli

/s/ Mark Ruggiero	Chief Financial Officer and Chief Accounting Officer	October 28, 2020
Mark Ruggiero	(Principal Financial Officer and Principal Accounting Officer)

/s/ Michael P. Hogan	Director	October 28, 2020
Michael P. Hogan

/s/ Kevin J. Jones	Director	October 28, 2020
Kevin J. Jones

/s/ Mary L. Lentz	Director	October 28, 2020
Mary L. Lentz

/s/ Eileen C. Miskell	Director	October 28, 2020
Eileen C. Miskell

/s/ John J. Morrissey	Director	October 28, 2020
John J. Morrissey

/s/ Gerard Nadeau	Director	October 28, 2020
Gerard Nadeau

/s/ Daniel F. O’ Brien	Director	October 28, 2020
Daniel F. O’ Brien

/s/ David A. Powers	Director	October 28, 2020
David A. Powers

/s/ Scott K. Smith	Director	October 28, 2020
Scott K. Smith

/s/ Frederick Taw	Director	October 28, 2020
Frederick Taw

/s/ Thomas R. Venables	Director	October 28, 2020
Thomas R. Venables